UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2024

Onconetix, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-41294	83-2262816
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

201 E. Fifth Street, Suite 1900 Cincinnati, Ohio	45202
(Address of Principal Executive Offices)	(zip code)

(513) 620-4101

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	ONCO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Veru Forbearance

As previously disclosed, on April 19, 2023, Onconetix, Inc. (the “Company”) entered into an asset purchase agreement with Veru Inc., a Wisconsin corporation (“Veru”) (the “Veru APA”). Pursuant to the terms of the Veru APA, the Company agreed to provide Veru with initial consideration totaling $20.0 million, consisting of (i) $6.0 million paid upon the closing of the transaction, (ii) an additional $4.0 million in the form of a non-interest bearing note payable due on September 30, 2023, and (iii) an additional $10.0 million in the form of two equal (i.e. each for $5.0 million) non-interest bearing notes payable, each due on April 19, 2024 (the “April Veru Note”) and September 30, 2024 (the “September Veru Note”). On September 29, 2023, the Company entered into an amendment (the “Veru Amendment”) of the Veru APA. Pursuant to the Veru Amendment, the $4.0 million note payable originally due on September 30, 2023, was deemed paid and fully satisfied upon (1) the payment to Veru of $1 million in immediately available funds on September 29, 2023, and (2) the issuance to Veru by October 3, 2023, of 3,000 shares of Series A Preferred Stock of the Company.

On April 24, 2024, the Company entered into a Forbearance Agreement with Veru (the “Forbearance Agreement”). Pursuant to the Forbearance Agreement, Veru will forbear from exercising its rights and remedies under the April Veru Note until March 31, 2025 (the “Forbearance Period”). Interest will accrue on any unpaid principal balance of the April Veru Note at a rate of 10% per annum, commencing on April 20, 2024 through the date that the outstanding principal balance under the April Veru Note is paid in full. Any such accrued interest will become immediately due and payable upon the earlier of (i) certain events of default under the April Veru Note or September Veru Note, (ii) a payment default under the September Veru Note and (iii) the final payment of any principal amount payable under the September Veru Note. No interest will accrue under the September Veru Note during the Forbearance Period unless an Event of Default (as defined in the Forbearance Agreement) occurs, in which case interest will accrue from and after the date on which such default occurs.

In consideration for Veru’s entrance into the Forbearance Agreement, the Company agreed to pay Veru:

●	$50,000 of the principal due under the April Veru Note and up to $10,000 of out-of-pocket expenses incurred by Very in connection with the Forbearance Agreement;

●	15% of (i) the monthly cash receipts of Proteomedix for the licensing or sale of any products or services, (ii) monthly cash receipts of the Company or any of its subsidiaries for the sales of Proclarix anywhere in the world, and (iii) monthly cash receipts of the Company or any of its subsidiaries for milestone payments or royalties from Labcorp; and

●	10% of the net proceeds from any financing or certain asset sale, transfer or licensing transactions that are consummated prior to March 31, 2025.

The Company also agreed to a general release of claims against Veru and its representatives. arising out of or relating to any act or omission thereof prior to April 24, 2024.

The foregoing description of the Forbearance Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Forbearance Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Altos Amendment

As previously disclosed, on January 23, 2024, the Company issued a non-convertible debenture (the “Debenture”) in the principal sum of $5.0 million, in connection with a Subscription Agreement, to Altos Ventures, a stockholder of the Company (“Altos”). The Debenture has an interest rate of 4.0% per annum, and the principal and accrued interest was to be payable in full upon the earlier of (i) the closing under the Subscription Agreement and (ii) June 30, 2024. Additionally, the $5.0 million subscription amount under the Subscription Agreement shall be increased by the amount of interest payable under the Debenture. On April 24, 2024, the Debenture was amended to extend the maturity date to the earlier of (i) the closing under the Subscription Agreement and (ii) October 31, 2024 (the “Altos Amendment”).

The foregoing description of the Altos Amendment does not purport to be complete and is qualified in its entirety by the terms and conditions of the Altos Amendment, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 8.01 Other Events

As previously disclosed, in light of (i) the time and resources needed to continue pursuing commercialization of ENTADFI, and (ii) the Company’s cash runway and indebtedness, the Company has determined to temporarily pause its commercialization of ENTADFI, as it considers strategic alternatives. As part of a cost reduction plan approved by the Board and in connection with our pause in commercializing ENTADFI, the Company has terminated three employees involved with the ENTADFI program, effective April 30, 2024, with such individuals to continue assisting the Company on an as-needed, consulting basis. The Company continues to consider various measures, including strategic alternatives, to rationalize its operations and optimize its Proclarix diagnostic program.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Forbearance Agreement, dated April 24, 2024, between the Company and Veru
10.2	Amendment to Non-Convertible Debenture, dated April 24, 2024, between the Company and Altos
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 26, 2024	ONCONETIX, INC.

	By:	/s/ Bruce Harmon
Bruce Harmon
Chief Financial Officer

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